Exhibit 3.1

FIRST AMENDMENT

TO THE

BYLAWS, AS PREVIOUSLY AMENDED

OF

UNIVERSAL SAFETY PRODUCTS, INC.

(Adopted by the Board of Directors effective as of August 28, 2025)

This First Amendment to the Bylaws, as previously amended (the “Bylaws”) of Universal Safety Products, Inc., a Maryland corporation (the “Company”), hereby amends the Bylaws in the following respects:

1.	Section 1 of Article I of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 1. Annual Meeting.

The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of general business shall be held at any place within or outside the State of Maryland as designated by the Board of Directors, on such date and at such time as may be selected by the Board of Directors. Such annual meetings shall be general meetings, that is to say, open for the transaction of any business within the powers of the Corporation without special notice of such business, except in any case in which special notice is required by statute. The Board of Directors may, in its sole discretion, determine that an annual meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 2-503 of the Maryland General Corporation Law. In the absence of any such designation or determination, annual meetings of stockholders shall be held at the Corporation’s principal executive office.”

2.	Section 2(a) of Article I of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 2. Special Meetings.

(a)       General. Special meetings of the stockholders of the Corporation may be called at any time by either the Chairman of the Board or the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of the holders of a majority of all the shares outstanding and entitled to vote. Special meetings of the stockholders of the Corporation shall be held at any place within or outside the State of Maryland and on such date and at such time as designated by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a special meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 2-503 of the Maryland General Corporation Law. In the absence of any such designation or determination, special meetings of stockholders shall be held at the Corporation’s principal executive office.”

3.	Except as specifically amended above, the Bylaws shall remain in full force and effect.